Exhibit 10.9

PENANG PRIMARY PARCEL

EXECUTION VERSION

TENANCY AGREEMENT

BY AND BETWEEN

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD.

(“Landlord”)

AND

AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD.

(“Tenant”)

TENANCY SUMMARY

Tenancy Date:	October 24, 2005

Landlord:	Agilent Technologies (Malaysia) Sdn. Bhd., a Malaysian corporation/company

Landlord Contact:	Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attention: Workplace Services Manager

Tenant:	Avago Technologies (Malaysia) Sdn. Bhd., a Malaysian corporation/company

Tenant Contact:	Avago Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attention: Kong-Beng Song

Premises:	Those certain premises located at Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as more particularly described on the site map attached hereto as Exhibit A (the “Site Map”), consisting of the Premises Land (as defined in the Tenancy Agreement) together with all Improvements (as defined in the Tenancy Agreement) from time to time located therein which includes, without limitation, Buildings 1, 2 and 3 as identified on the Site Map (which buildings are deemed to contain approximately 401,000 gross square feet or 37,253 gross square meters), and Appurtenant Easements and Rights (as defined in the Tenancy Agreement).

Tenancy Term:	The period of time commencing on the Commencement Date and ending at midnight on the Final Expiration Date, unless sooner terminated as provided in the Tenancy Agreement.

Permitted Use:	All lawful purposes.

Address for Notices:	Landlord:

Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia

Attention: Mr. Seah Teoh-Teh
Facsimile: +65 6822-8407

With copy to:

Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306
United States of America
Attention: General Counsel
Facsimile: +1 650 752 5742

Tenant:

Avago Technologies Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attention: Bian-Ee Tan

With copies to:

Avago Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia
Attention: Kong-Beng Song

Kohlberg Kravis Roberts & Co.
9 West 57th St., Ste. 4200
New York, NY 10019
United States of America
Attention: William Cornog

Each reference in the Tenancy Agreement to the terms stated above shall incorporate the applicable terms from this Tenancy Summary. In the event of any conflict between this Tenancy Summary and the Tenancy Agreement, the Tenancy Agreement shall control.

3

TENANCY AGREEMENT

THIS TENANCY AGREEMENT (“Tenancy Agreement” or “Agreement”), dated this 24th day of October, 2005, is made by and between AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia and having its registered address at Suite 1005, 10th Floor, Wisma Hamzah-Kwong Hing, No. 1, Leboh Ampang, 50100 Kuala Lumpur, Malaysia (“Landlord”), and AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD. (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia and having its registered address at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara 50490 Kuala Lumpur, Malaysia (“Tenant”) (each of Landlord and Tenant being a “Party” and collectively, the “Parties”).

RECITALS:

A. Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Avago Technologies Pte. Limited. (formerly known as Argos Acquisition Pte. Ltd.), a Singapore private limited company (“Avago”), have entered into that certain Asset Purchase Agreement dated as of August 14, 2005 (as such may be amended from time to time, the “APA”), pursuant to which Agilent has agreed to sell to Avago its semiconductor products business and related operations, subject to the terms and conditions set forth in the APA and the local asset transfer agreement to be entered into between, among others, the Parties in connection therewith (the “LATA”) (collectively, the transactions contemplated thereby, the “Business Sale”).

B. Pursuant to the APA, Landlord intends (i) to secure the subdivision of the Land into the Premises Land and Landlord’s Remaining Parcel, (ii) to cause the land title to the Premises Land to be transferred to Tenant pursuant to appropriate action and relevant Approvals, (iii) to then convey the Premises Land and Improvements to Tenant pursuant to the SPA and the other Related Agreement(s), and (iv) in the event that relevant Approvals cannot be obtained for such subdivision and transfer, to lease the Premises to Tenant for the balance of Landlord’s leasehold term for the Land.

C. In connection with the foregoing and pursuant to the APA, the Parties intend to enter into the Related Agreements setting forth the Parties’ respective rights with respect to (i) the proposed subdivision and sale of the Premises Land and Improvements, (ii) the shared use of certain facilities, regardless of whether such facilities are located on the Premises Land or Landlord’s Remaining Parcel, (iii) the maintenance, repair, replacement and operation of the Complex, (iv) the granting of certain perpetual easements relating to certain utilities, cross-access and related rights, (v) rights and duties regarding same and (vi) various other aspects pertaining to the Complex, all as further set forth in the respective Related Agreement.

D. Such subdivision and transfer of the Premises Land and Improvements cannot be consummated by the Closing Date. Accordingly and in connection therewith, pursuant to the APA, Landlord has agreed to grant to Tenant a tenancy in the Premises pursuant to the terms and conditions set forth herein.

AGREEMENT:

1. DEFINITIONS: Any term that is given a special meaning by this Section 1 or by any other provision of this Tenancy Agreement (including the exhibits attached hereto) shall have such meaning when used in this Tenancy Agreement or any addendum or amendment hereto.

1.1	APA: shall have the meaning ascribed in the Recitals.

1.2	Appropriate Authorities: means any governmental, semi or quasi-governmental and/or statutory departments, agencies and bodies including but not limited to the Penang Municipal Council, the Penang Development Corporation, the Penang State Authority and the Penang Land Office.

1.3	Approvals: means the following approvals of the Appropriate Authorities for:
(a)	the conversion of HSD 18825 PT 1687 Mukim 12 Daerah Barat Daya, Penang into final title;

(b)	the subdivision of the master title of the Land pursuant to the terms of this Tenancy Agreement and the Related Agreements;

(c)	the transfer of the Premises Land to Tenant; and

(d)	any other conditions imposed by the Appropriate Authorities from time to time and/or as a condition to issuance of any Approvals.

1.4	Appurtenant Easements and Rights: means any and all rights, benefits, easements, licenses, permits and similar interests whether personal to Tenant, its successors and assigns or which run with the Premises Land pursuant to any of the Related Agreements.

1.5	Closing: shall have the meaning ascribed in the LATA. 1.6 Closing Date: shall have the meaning ascribed in the LATA.

1.7	Commencement Date: means the Closing Date.

1.8	Common Area: means those areas and facilities within each of the Premises Land and Landlord’s Remaining Parcel as Landlord and Tenant shall designate as common areas under the Related Agreements.

1.9	Complex: means that real estate development more particularly situated on the Land, consisting as of the date hereof of eight (8) buildings (which in the aggregate are deemed to contain approximately 1,232,134 gross square feet or 114,465 gross square meters), a sports complex, automobile parking areas and bus bays and other ancillary Improvements of which the Premises are a part, as more particularly shown and described on the site map attached as Exhibit A hereto and made a part hereof (the “Site Map”).

1.10	Coordinating Committee: shall have the meaning ascribed in Section 14.1.

1.11	Damages: means any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Law.

1.12	Date of Completion of Premises Transfer: means the date of registration of Tenant as the registered proprietor of the leasehold interest over the Premises Land pursuant to the NLC.

1.13	Endorsement of Tenancy: means to endorse Tenant’s interest over the Land pursuant to this Tenancy Agreement on the registered document of title of the Land with the Penang Land Office pursuant to Section 316 of the NLC upon execution of this Tenancy Agreement.

1.14	Extension Term: shall have the meaning ascribed in Section 3.

1.15	Final Expiration Date: means the earlier to occur of (i) June 27, 2045 (subject to extension from time to time, but without any obligation on Landlord to obtain such extension if and as the underlying land grant from the Penang Development Corporation which is inclusive of the Premises Land is included), or (ii) the Date of Completion of Premises Transfer.

1.16	Improvements: means all buildings, structures, improvements, additions, alterations, and fixtures installed in, on or about the Land, Premises Land or Landlord’s Remaining Parcel, as applicable, including, without limitation, buildings, landscaping, parking areas, bus bays and roads.

1.17	Initial Tenancy Term: shall have the meaning ascribed in Section 3.

1.18	Land: means the two pieces of land bearing title details HSD 18825 PT 1687 and PN 2826 Lot 4585, both of Mukim 12 Daerah Barat Daya, Penang on which the Complex is situated together with all conditions attached to the issue document of title.

1.19	Landlord: shall have the meaning ascribed in the introductory paragraph.

1.20	Landlord’s Agents: means the agents, employees, sublandlords, if any, and assigns (and their respective agents and employees) of Landlord.

1.21	Landlord’s Remaining Parcel: means that portion of the Land not constituting part of the Premises Land and as set forth on the Site Map.

1.22	LATA: shall have the meaning ascribed in the Recitals.

1.23	Law: means any present or future judicial decision, statute, constitution, ordinance, resolution, regulation, rule or administrative order, of any local or state governmental authority of Malaysia having jurisdiction over the Parties, the Premises, Landlord’s Remaining Parcel or the Complex.

1.24	Lien: means any lien, charge, claim, agreement to sell, pledge, security interest, judgment, conditional sale agreement or other title retention agreement, finance lease, mortgage, security agreement, right of first refusal or offer (or other similar right), option, restriction, tenancy, license, covenant, encroachment (whether upon any real property or by any improvement situated on any real property onto any adjoining real property or onto any easement area), right of way, easement, title defect or other encumbrance or title matter.

1.25	Liquidator: means a person who conducts the winding-up of a company and includes Official Receiver and qualified insolvency practitioner appointed by the Malaysian Court.

1.26	NLC: means the Malaysian National Land Code, 1965.

1.27	Official Receiver: means the Official Assignee, Deputy Official Assignee, Senior Assistant Official Assignee, Bankruptcy Officer and any other officer appointed under the Malaysian Bankruptcy Act 1967.

1.28	Permitted Use: means all lawful purposes under applicable Law.

1.29	Premises: means those certain premises located at Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as more particularly described on the Site Map, constituting the Premises Land together with all Improvements from time to time located therein which includes, without limitation, Buildings 1, 2 and 3 as identified on the Site Map (which are deemed to contain approximately 401,000 gross square feet or 37,253 gross square meters) and Appurtenant Easements and Rights. The Site Map also depicts the Improvements located upon the Premises Land as of the Closing Date.

1.30	Premises Land: means that portion of the Land described and shown on the Site Map.

1.31	Related Agreements: means (a) the SPA, and (b) the SUA, as the same may be amended from time to time.

1.32	Ringgit: means the legal currency of Malaysia.

1.33	SPA: means the sale and purchase agreement to be entered into between Landlord and Tenant prior to the Closing Date, in form and substance satisfactory to the Parties. Upon execution thereof, such sale and purchase agreement shall be attached as Exhibit B to this Agreement.

1.34	SUA: means the subdivision and use agreement to be entered into between Landlord and Tenant prior to the Closing Date, in form and substance satisfactory to the Parties. Upon execution thereof, such subdivision and use agreement shall be attached as Exhibit C to this Agreement.

1.35	Tenancy Agreement or Agreement: means cumulatively this printed tenancy agreement and exhibits attached or incorporated by reference and the Related Agreements, all of which are hereby deemed incorporated herein by this reference, all as may be amended in writing in accordance herewith or therewith from time to time.

1.36	Tenancy Approval: means the written approval of the Appropriate Authorities for the grant of the tenancy by Landlord to Tenant pursuant to the terms and conditions of this Tenancy Agreement. The Parties acknowledge and agree that a written notification from the Appropriate Authorities to the effect that no such approval is required shall be deemed sufficient for the purposes hereof.

1.37	Tenancy Term: means the period of the Initial Tenancy Term commencing on the Commencement Date and shall include all Extension Terms, as the case may be, unless sooner terminated as provided herein.

1.38	Tenant: shall have the meaning ascribed in the introductory paragraph.

1.39	Tenant’s Agents: means the agents, employees, subtenants and assigns (and their respective agents and employees) of Tenant.

2. DEMISE: Landlord hereby lets the Premises to Tenant for the Tenancy Term upon the terms and conditions of this Tenancy Agreement.

3. TERM: The initial term of this Agreement (the “Initial Tenancy Term”) shall be for three (3) years from the Closing Date, which Initial Tenancy Term shall, subject to the termination provisions of Section 11, be automatically extended for successive three (3) year periods, other than the final term which shall be for the period up to the Final Expiration Date (each, as “Extension Term”), without any further act or documentation by the Parties, until the Final Expiration Date.

4. RENT AND TAXES:

4.1	The Parties acknowledge and agree that rent of Ringgit One (RM1.00) per month is due and payable by Tenant to Landlord in advance for the rental of the Premises pursuant to this Tenancy Agreement. The Parties further acknowledge and agree that the rent for the Tenancy Term has been paid by Tenant to Landlord simultaneously with the execution of this Tenancy Agreement.

4.2

Within thirty (30) days following Tenant’s receipt of evidence of Landlord’s payment of the following assessments (together with a copy of the original governmental invoice and Landlord’s calculation of Tenant’s share pursuant hereto), Tenant shall reimburse Landlord for its proportionate share of the following assessments:
(a)	Quit Rent — assessed annually by the Penang Land Office on land, Tenant’s share shall be based on the relative square footage of the Premises Land to the square footage of the Land being assessed, which as of the date hereof is US$71,000 in the aggregate per annum for the Land; and

(b)	Local Assessment — assessed semi-annually by the Penang Municipal Council on buildings, Tenant’s share shall be the portion of the Local Assessment related to the buildings on the Premises Land based on the value ascertained by the Penang Municipal Council, which as of the date hereof is US$175,000 in the aggregate per annum for the Land.

5. USE OF PREMISES: Tenant shall have the right to use the Premises for the Permitted Use throughout the Tenancy Term as it deems appropriate in its sole discretion, subject to compliance with applicable Laws. Any signs to be installed by Tenant on the exterior of any building on the Premises Land (or elsewhere on the Premises Land) shall comply with applicable Laws. From and after the Closing Date, Tenant shall comply in all material respects with applicable Law, including the Environmental Quality Act, 1974, relating to Tenant’s conduct of its business on the Premises.

6. IMPROVEMENTS: Tenant shall have the unfettered right to construct and/or reconstruct, renovate, replace, demolish or otherwise alter any Improvements on the Premises in its sole discretion, subject to compliance with applicable Law and the terms of the Related Agreements. Landlord hereby agrees to grant any temporary construction easements on, over and across Landlord’s Remaining Parcel as may be needed in connection therein. Landlord shall, upon request by Tenant, either (a) give evidence of this prior consent to such demolition and construction during the Tenancy Term, and/or (b) issue any requisite consent letter for submission to competent authorities.

7. REPAIR AND MAINTENANCE: Except as otherwise provided in, and subject to the terms and provisions of, this Agreement and the Related Agreements, (a) all costs, expenses and obligations relating to the Premises from Tenant’s occupancy or use of the Premises during the Tenancy Term shall be paid by Tenant; (b) Tenant hereby assumes all other responsibilities normally identified with the ownership of the Premises, such as responsibility for the condition of the Premises, such as operation, repair, replacement, maintenance and management of the Premises; (c) Landlord shall be required and obligated to furnish only such services or facilities to the Premises as provided for elsewhere in this Agreement or in the Related Agreements; and (d) Landlord shall have no obligation to rebuild or replace any of the Improvements located upon the Premises Land.

8. UTILITIES: Except as otherwise provided in, and subject to the terms and conditions of, the Related Agreements, Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up, and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Tenancy

Term. In the event of conflict between this Agreement and any Related Agreement with respect to hereto, the Related Agreement shall control.

9. TENANT INSURANCE: Tenant shall maintain such insurance with respect to the Premises and the operation of its business thereon as shall be deemed customary for the location of the Premises and the nature of Tenant’s business conducted thereon.

10. INDEMNITY:

10.1	Indemnification of Landlord: To the fullest extent allowed by Law, Tenant shall indemnify, defend, protect and hold harmless Landlord and Landlord’s Agents from all liability, Damages, causes of action and/or judgments arising howsoever including by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (except to the extent caused by the willful misconduct or negligence of Landlord) occurring in or about or resulting from an occurrence in or about the Premises during the Tenancy Term resulting from the negligence or willful misconduct of Tenant or Tenant’s Agents, (ii) any breach of this Tenancy Agreement by Tenant, or (iii) third Party claims of a nature which would ordinarily be covered by standard or customary policies of general liability insurance regardless of whether such insurance is maintained by Tenant with respect to the Premises. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Tenancy Agreement. Each of the Parties acknowledges and agrees that a remedy for a breach by the other Party of this Agreement shall be, subject to the requirements of Section 14.1, to bring a claim to recover damages and to seek other appropriate equitable relief, other than termination of this Agreement or Tenant’s right to occupy and use the Premises.

10.2	Indemnification of Tenant: To the fullest extent allowed by Law, Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from all liability, Damages, causes of action and/or judgments arising howsoever including by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (except to the extent caused by the willful misconduct or negligence of Tenant) occurring in or about or resulting from an occurrence in or about the Premises during or prior to commencement of the Tenancy Term resulting from the negligence or willful misconduct of Landlord or Landlord’s Agents, or (ii) any breach of this Tenancy Agreement by Landlord. The provisions of this Section 10.2 shall survive the expiration or sooner termination of this Tenancy Agreement. Each of the Parties acknowledges and agrees that as remedy for a breach by the other Party of this Agreement shall be, subject to the requirements of Section 14.1, to bring a claim to recover damages and to seek other appropriate equitable relief, other than termination of this Agreement or Tenant’s right to occupy and use the Premises.

11. SUBDIVISION AND TRANSFER OF PREMISES LAND; FAILURE OF SUB-DIVISION:

11.1	Tenant and Landlord hereby agree that, subject to the relevant Approvals being obtained, the Land shall be subdivided into the Premises Land and Landlord’s Remaining Parcel and, upon such subdivision of the Premises Land and the legal transfer of the Premises Land and Improvements to Tenant or its successors or assigns pursuant to the SPA, this Tenancy Agreement, BUT NOT ANY OF THE RELATED AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, shall automatically terminate as of the Date of Completion of Premises Transfer. For the avoidance of doubt, a termination of this Tenancy Agreement under this Section 11.1 shall be deemed a termination without default on either Party but shall not terminate, extinguish or otherwise deemed a waiver of either Party’s respective rights hereunder to the extent that this Agreement expressly provides for the survival of such rights.

11.2	In the event that the Date of Completion of Premises Transfer has not occurred by the expiration of the thirtieth (30th) calendar month of the Initial Tenancy Term, then anytime thereafter, Tenant shall have the right, in its sole discretion, to require Landlord (i) to convert this Tenancy Agreement into a registerable lease with a lease term through to the Final Expiration Date and otherwise upon the same terms and conditions of this Tenancy Agreement (and any Related Agreements), in each case to the extent applicable under Law or as the Parties may otherwise agree, (ii) to obtain the requisite Approvals from the Appropriate Authorities for such lease, and (iii) to execute such documents so as to enable Tenant to register Tenant’s lease rights pursuant to the NLC, all at Landlord’s sole cost and expense (it being understood and agreed that the foregoing costs and expenses will include the reasonable fees and expenses of counsel, which consist solely of the fees and expenses of Malaysian counsel payable in accordance with applicable Malaysia regulations relating to solicitor’s fees in real property engagements). Upon the commencement of the Lease, this Tenancy Agreement, BUT NOT ANY OF THE RELATED AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, shall automatically terminate. For the avoidance of doubt, a termination of this Tenancy Agreement under this Section 11.2 shall be deemed a termination without default on either Party but shall not terminate, extinguish or otherwise be deemed a waiver of either Party’s respective rights hereunder to the extent that this Agreement expressly provides for the survival of such rights.

11.3	Landlord shall have no right, and hereby expressly waives any statutory, regulatory or contractual, express or implied right, to terminate this Tenancy Agreement during the Tenancy Term, for any reason or cause.

12. ASSIGNMENT AND SUBLETTING AND DISPOSAL BY LANDLORD: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Tenant may assign or sublet all of its rights and obligations under this Agreement to any person, entity or organization, provided that Tenant also assigns all of its rights and obligations under the Related Agreements to such person, entity or organization. Landlord may assign its rights and obligations under this Agreement to any person, entity or organization, provided that (a) Landlord assigns all of its rights in the Land to such person, entity or organization, and (b) such person, entity or organization agrees in writing to assume and be bound by the terms of this Tenancy Agreement and the Related Agreements in place of Landlord.

13. COMPULSORY ACQUISITION: In the event that the Premises or the Complex or any part thereof shall at any time become the subject matter of or be included in any notice or declaration concerning or relating to acquisition by the Appropriate Authorities or any other governmental authority or any inquiry or proceedings in respect thereof, the Party receiving any such notice thereof shall forthwith inform the other Party and forward the other Party a certified true copy of any such notice, notification or declaration as soon as the same are delivered to or served on the originally receiving Party. In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or any other authority having power in that behalf, between the date of this Agreement and the Date of Completion of Premises Transfer, to acquire all or a part of the Land and which affects any part of the Property, Landlord shall notify Tenant forthwith on Landlord receiving notice of the exercise of such rights or the taking of such steps. Landlord and Tenant hereby agree that this Agreement shall remain in full force and effect notwithstanding such notice or action and thereupon:

13.1	Landlord shall notify the Appropriate Authorities or such other acquiring authority, of the interest of Tenant in the Premises and the terms of this Agreement;

13.2	Landlord shall in all matters concerning such acquisition do all acts and things as may be reasonably requested by Tenant (at the cost and expense of Tenant) for acquiring the best compensation payable; and

13.3	any compensation payable under such acquisition shall belong to Tenant as and when the same shall be paid, provided that any such compensation paid to or received by Landlord shall be retained and held on trust by Landlord on behalf of Tenant and Landlord shall pay such sums to Tenant within fourteen (14) days from receipt of such sums.

14. GENERAL PROVISIONS:

14.1	Coordinating Committee:
(a)	Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Landlord and two (2) of which shall be appointed by Tenant. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

(b)	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:
(i)	act as a forum for the liason between the Parties with respect to the day-to-day implementation of this Agreement;

(ii)	subject to Section 14.2, seek to resolve disputes; and

(iii)	undertake such other functions as the Parties may agree in writing.
14.2	Disputes and Governing Law:
(a)	This Agreement shall be governed by and construed in accordance with the laws of Malaysia, without reference to the choice of law principles thereof.

(b)	Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 14.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 14.2(c). Notwithstanding the foregoing, Landlord and Tenant shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

(c)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia.

14.3	Waiver: One Party’s consent to or approval of any act by the other Party requiring the first Party’s consent or approval shall not be deemed to waive or render unnecessary the first Party’s consent to or approval of any subsequent similar act by the other Party. No delay or omission in the exercise of any right or remedy accruing to either Party upon any breach by the other Party under this Tenancy Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or hereafter occurring. The waiver by either Party of any breach of any provision of this Tenancy Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

14.4	Prohibition Against Liens: Landlord covenants that so long as this Tenancy Agreement is in effect neither Landlord nor any Landlord Agent shall grant or permit any such Liens with respect to the Premises Land or the Premises, and no Liens shall be granted or permitted with respect to the Complex, the Land or Landlord’s Remaining Parcel which shall be superior to the rights of Tenant hereunder (including the Related Agreements).

14.5	Force Majeure: Any prevention, delay, or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either Party to perform shall excuse the performance by such Party, for a reasonable period not to exceed the period of any said prevention, delay, or stoppage, of any obligation hereunder.

14.6	Notices: Any notice required or desired to be given regarding this Tenancy Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the addresses for the Parties set forth in the “Tenancy Summary” to this Tenancy Agreement (or such other addresses as may be specified by a Party hereto giving notice of same to the other Party in accordance with this Section). Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the Party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.

14.7

Value Added Tax / Goods and Services Tax: As of the date hereof, the Parties acknowledge and agree that no goods and services tax, value added tax or any other like tax (“GST”) has been instituted by any Malaysian governmental authority including the Appropriate Authorities. If, however, any such GST legislation is implemented during the Tenancy Term (“GST Legislation”) and any GST is payable as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Tenancy Agreement by any Party, it is the intent of the Parties that such GST be borne equally by the

Parties. In such event, the Party responsible under applicable law for the remittance of such GST (the “GST Payor”) shall timely remit to the Appropriate Authority the full GST amount then-owning. Upon presentation to the other party (the “GST Non-Payor”) of evidence of such GST assessment and the corresponding remittance by the GST Payor, the GST Non-Payor shall promptly reimburse the GST Payor for fifty percent (50%) of such GST amount (but exclusive of any fine, penalty or interest paid or payable in connection therewith due to a default of the GST Payor). The Parties agree to cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction, refund or exemption from GST. The GST Payor further covenants and agrees to use its reasonable efforts to obtain any available mitigation, reduction, refund or exemption from GST and, upon receipt or recovery of any portion of the aforementioned GST remittance, shall promptly pay to the GST Non-Payor of fifty percent (50%) of such recovered amount. For the avoidance of doubt, the Parties agree that any sum payable or amount to be used in the calculation of a sum payable expressed elsewhere in this Agreement has been determined without regard to and does not include amounts to be added on under this clause on account of GST.

14.8	Miscellaneous: Time is of the essence with respect to the performance of every provision of this Tenancy Agreement in which time of performance is a factor. This Tenancy Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of Tenant or Landlord. When a Party is required to do something by this Tenancy Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other Party unless specific provision is made therefor. Landlord shall not become or be deemed a partner nor a joint venturer with Tenant by reason of the provisions of this Tenancy Agreement.

14.9	Landlord’s Representations, Warranties and Covenants:
(a)

Landlord hereby represents and warrants to Tenant as follows: (i) Landlord is a corporation duly organized and validly existing under the laws of Malaysia and has full power and authority to own and let the Premises; (ii) Landlord has full corporate power and authority to execute and deliver this Tenancy Agreement; (iii) the execution, delivery and performance by Landlord of this Tenancy Agreement have been duly authorized by all corporate actions on the part of Landlord that are necessary to authorize the execution, delivery and performance by Landlord of this Tenancy Agreement; and (iv) this Tenancy Agreement has been duly executed and delivered by Landlord and, assuming due and valid authorization, execution and delivery hereof by Tenant, is a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
(b)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS TENANCY AGREEMENT (INCLUDING THE RELATED AGREEMENTS), THE LATA OR THE APA, NEITHER LANDLORD NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LANDLORD, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATION OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE APA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE APA, SHALL CONTROL.
14.10	Tenant’s Representations, Warranties and Covenants:
(a)	Tenant hereby represents and warrants to Landlord as follows: (i) Tenant is a corporation duly organized and validly existing under the laws of Malaysia and has full power and authority to carry on its business as heretofore conducted; (ii) Tenant has full corporate power and authority to execute and deliver this Tenancy Agreement; (iii) the execution, delivery and performance by Tenant of this Tenancy Agreement have been duly authorized by all corporate actions on the part of Tenant that are necessary to authorize the execution, delivery and performance by Tenant of this Tenancy Agreement: and (iv) this Tenancy Agreement has been duly executed and delivered by Tenant and, assuming due and valid authorization, execution and delivery hereof by Landlord, is a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

(b)	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS TENANCY AGREEMENT (INCLUDING THE RELATED AGREEMENTS), THE LATA OR THE APA, NEITHER TENANT NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF TENANT, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EXTENT ANY REPRESENTATION OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE APA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE APA SHALL CONTROL.

14.11	Rules of Interpretation:
(a)	Whenever the words “include”, “includes” or “including” are used in this Tenancy Agreement they shall be deemed to be followed by the words “without limitation.”

(b)	The words “hereof”, “hereto”, herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Tenancy Agreement as a whole and not to any particular provision of this Tenancy Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Tenancy Agreement unless otherwise specified.

(c)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)	A reference to any Party to this Tenancy Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(e)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)	The Parties have participated jointly in the negotiation and drafting of this Tenancy Agreement. In the event an ambiguity or question of intent or interpretation arises, this Tenancy Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Tenancy Agreement.

(g)	Headings are for convenience only and do not affect the interpretation of the provisions of this Tenancy Agreement.

(h)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Tenancy Agreement.

(i)	The language in all parts of this Tenancy Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.

(j)

If any term, condition, stipulation, provision, covenant or undertaking of this Tenancy Agreement is or may become under any written Law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then: (i) such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability; (ii) the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Tenancy Agreement shall remain in full force and effect; and (iii) the Parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking. In the event that the automatic extensions contemplated by Section 3 of this Tenancy Agreement are not enforceable, the Parties agree to take such action to extend the Initial Tenancy Term as herein provided or to immediately enter into a new tenancy agreement on the same terms and conditions as set forth herein, effective as of the expiration of the Initial Tenancy Term.

14.12	Quiet Enjoyment: Landlord shall ensure that Tenant has the right to quietly enjoy the Premises and the rights with respect to the Complex provided in the Related Agreements, without hindrance, molestation or interruption during the Tenancy Term, subject to the terms and conditions of this Tenancy Agreement.

14.13	Endorsement of Tenancy Agreement: Upon execution of this Tenancy Agreement, Landlord and Tenant shall submit this Tenancy Agreement with the necessary form to the Penang Land Office for Endorsement of Tenancy; provided, however, that Landlord shall promptly furnish and provide all relevant information and documents to Tenant and/or execute such relevant documents as may be required for the submission of the Endorsement of Tenancy. Any amounts required to be paid to the Penang Land Office in connection with such submission shall be paid by Landlord.

14.14	Entire Agreement: This Tenancy Agreement, together with the APA and the LATA Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof. Each Party acknowledges that, except as provided in the APA, LATA and the Related Agreements, there are no binding agreements or representations between the Parties except as expressed or described herein or therein. No subsequent change or addition to this Tenancy Agreement shall be binding unless in writing and signed by the Parties hereto.

14.15	Landlord Insolvency: In the event that Landlord becomes insolvent or is being wound-up or under receivership, it is the intention of the Parties that the Official Receiver or the Liquidator shall manage Landlord’s property subject to this Agreement and the Related Agreements.

14.16	Survey: The Parties acknowledge Landlord makes no covenant or warranty as to the exact square footage of any area referenced herein. The Parties further acknowledge that, on or prior to the date hereof, Landlord has commenced a formal survey (the “Survey”) of the Land, which will include both the interior and exterior of the Complex and the Premises. Upon completion of the Survey and subject to the final approval of the Parties, such Survey shall be substituted for the Site Map as Exhibit A hereto and the exact square footage of the Complex, the Premises and the specific areas described therein, where applicable, will be deemed to supersede and replace any approximate square footage set forth in this Tenancy Agreement.

14.17	Conditional Agreement: Notwithstanding the execution of this Tenancy Agreement by Landlord and Tenant, the Parties agree that the effectiveness of this Agreement is conditional upon:
(a)	the granting of the Tenancy Approval;

(b)	the execution of the Related Agreements; and

(c)	the occurrence of the Closing pursuant to the APA.

Upon satisfaction of all of the foregoing conditions, this Tenancy Agreement shall become operative. Prior to the Closing, Tenant shall have no obligations hereunder and the APA shall control the rights and obligations of the Parties with respect to the Premises; it being acknowledged and agreed that this Agreement is being executed as of the date first set forth above solely for the purpose of seeking the Tenancy Approval. The Parties acknowledge and agree that many critical and central terms and provisions relating to the letting of the Premises to Tenant, such as, without limitation, utilities, easements, access rights and shared use of facilities are to be set forth in the Related Agreements rather than being set forth directly herein. Therefore, the terms and provisions of the Related Agreements shall be deemed incorporated herein by reference for all purposes of this Tenancy Agreement. To the extent such Related Agreements are signed subsequent to the execution of this Tenancy Agreement, the Parties agree to amend this Tenancy Agreement as necessary to effectuate the overall intent and agreement of the Parties with respect to the short-term and long-term use, tenancy and easement rights with respect to the Premises, Landlord’s Remaining Parcel and the Complex.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Tenancy Agreement with the intent to be legally bound thereby.

“Landlord”		“Tenant”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia		AVAGO TECHNOLOGIES (MALAYSIA) BHD.(formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia

By:	/s/ Rob Young	By:	/s/ Kenneth Y. Hao
Name:	Rob Young	Name:	Kenneth Y. Hao
Title:	Controller	Title:	Director

SIGNATURE PAGE TO TENANCY AGREEMENT (PRIMARY PARCEL)

EXHIBIT A

SITE MAP

EXHIBIT B

PENANG PRIMARY PARCEL

EXECUTION VERSION

DATED THIS                         ,

BETWEEN

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD.

(the “Vendor”)

AND

AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD.

(Company No.: 704181-P)

(formerly known as Jumbo Portfolio Sdn. Bhd.)

(the “Purchaser” )

SALE AND PURCHASE AGREEMENT

Wong & Partners

Level 41, Suite A

Menara Maxis

Kuala Lumpur City Centre

50088 Kuala Lumpur

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on the      day of                     ,            .

BETWEEN

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD. (Company No. 12767-W) of Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang (hereinafter referred to as the “Vendor”);

AND

AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD. (formerly known as Jumbo Portfolio Sdn. Bhd.) (Company No. 704181-P) whose registered office is at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia (hereinafter referred to as the “Purchaser”). Purchaser and Vendor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS :

A. The Vendor is the registered and beneficial proprietor of the Land (as hereinafter defined).

B. Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Avago Technologies Pte. Limited (formerly known as Argos Acquisition Pte. Ltd.), a Singapore private limited company (“Avago”), have entered into that certain Asset Purchase Agreement dated as of August 14, 2005 (as such may be amended from time to time, the “APA”), pursuant to which Agilent has agreed to sell to Avago its semiconductor products business and related operations (the “SPG Business”), subject to the terms and conditions set forth in the APA and the local asset transfer agreement to be entered into between the Vendor and the Purchaser in connection therewith (the “LATA”).

C. Pursuant to the APA, Agilent intends (i) to secure the subdivision of the Land into the Property (as hereinafter defined) and a remaining parcel to be retained by the Vendor, (ii) to cause the land title to the Property to be transferred to Purchaser, (iii) to then convey the Property and Improvements to the Purchaser pursuant to this Agreement and the other Related Agreement(s), and (iv) in the event that certain relevant approvals cannot be obtained for such subdivision and transfer, to lease the Property to the Purchaser for the balance of the Vendor’s leasehold term pursuant to the lease granted to it in respect of the Land.

D. In connection with the foregoing and pursuant to the APA, prior to the Closing (as such term is defined in the LATA), the Vendor and the Purchaser have entered into or intend to enter into certain other agreements setting forth their respective rights with respect to (i) the shared use of certain facilities, regardless of whether such facilities are located on the Property or the remaining parcel to be retained by the Vendor, (ii) the maintenance, repair, replacement and operation of the Complex (as defined in that certain Tenancy Agreement hereinafter defined), (iii) the granting of certain perpetual easements relating to certain utilities, cross-access and related rights, and (iv) rights and duties regarding same.

E. The subdivision and transfer of the Property and Improvements cannot be consummated by the Closing Date (as such term is defined in the LATA). Accordingly and in connection therewith, pursuant to the APA, the Vendor has agreed to grant to the Purchaser a tenancy in the Property pursuant to the terms and conditions of that certain tenancy agreement dated as of October 24, 2005 between the Parties (the “Tenancy Agreement”). Such tenancy granted pursuant to the Tenancy Agreement shall terminate in accordance with its terms upon the Purchaser becoming the registered proprietor of the Property.

F. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Property for the consideration and on the terms and upon the terms and conditions contained in this Agreement and subject to the conditions expressed or implied in the issue document of title relating to the Property (once the issue document of title has been issued).

OPERATIVE PROVISIONS:

1.	Interpretation & Definitions
1.1	For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affected Party”	shall have the meaning ascribed in Section 4.7;

“APA”	shall have the meaning ascribed in the Recitals;

“Assessments”	shall have the meaning ascribed in Section 11.2

“Completion Date”	means the date which is seven (7) days after the date of satisfaction of the last of the Conditions under Section 5 hereof to be satisfied or waived;

“Conditions”	shall have the meaning ascribed in Section 4;

“Coordinating Committee”	shall have the meaning ascribed in the Tenancy Agreement;

“Cut-Off Date”	means the date that falls on the last day of the thirtieth (30) calendar month from the date of this Agreement or such longer period as may be mutually agreed in writing by the Parties;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, lease, encumbrance, right, contract, charge, condition, easement, title retention or any other security agreement or arrangement (except solely the rights created under the Tenancy Agreement, this Agreement and the other Related Agreements (as hereinafter defined) referenced and incorporated by reference therein);

“Improvements”	means all buildings and improvements located on the Property, and all fixtures, machinery, and equipment attached thereto, all parking lots, driveways, pavings, access cuts, lighting, landscaping, sidewalks, fences, ponds, wetlands, ditches, flumes, water, water rights, reservoirs, and site improvements of any kind (if any) situated upon the Property, and all right, title and interest, if any, of the Vendor in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in from of or adjoining the Property.

“Land”	means the piece of land, bearing title details PN 2826 Lot 4585, Mukim 12 Daerah Barat Daya, Penang;

“Land Registry”	means the Land Registry or Land Office at which the title to the Land or the Property, as the case may be, is registered or to be registered under the provisions of the National Land Code;

“LATA”	shall have the meaning ascribed in the Recitals;

“National Land Code”	means the National Land Code (Act 56 of 1965) and includes all amendments or re-enactments thereof;

“Price”	shall have the meaning ascribed in Section 2.1;

“Property”	means such part of the Land as delineated on the Survey attached as Annexure A hereto and incorporated herein which measures 26.99 acres, together with the Improvements thereon and bearing the postal address of Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia;

“Purchaser”	shall have the meaning ascribed in the introductory paragraph to this Agreement;

“Purchaser’s Caveat”	means the private caveat to be lodged against the Property by the Purchaser pursuant to the terms of this Agreement;

“Purchaser’s Solicitors”	means Zaid Ibrahim & Co. of Level 19, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia;

“Related Agreement”	shall have the meaning ascribed in the Tenancy Agreement;

“Survey”	shall mean the survey attached hereto as Annexure A and incorporated by reference herein;

“Tenancy Agreement”	shall have the meaning ascribed in the Recitals and includes, for the purposes hereof, each of the Related Agreements referenced and incorporated by reference therein;

“Transfer”	means a valid and registrable memorandum of transfer in Form 14A of the National Land Code or such other prescribed statutory form, in respect of the Property, duly completed and executed by the Vendor in favour of the Purchaser or its nominee;

“Transfer Documents”	means :

l. the separate issue document of title to the Property;

2. the Transfer;

3. a stamping proforma duly executed by the Vendor in relation to the transfer of the Property for the Price and on the terms set out in this Agreement;

4. the quit rent and assessment receipts in respect of the Property for the current year; and

5. all other documents in the possession of the Vendor that may be required to enable registration of the Transfer to be effected in favour of the Purchaser or its nominee free from encumbrances in accordance with the provisions of this Agreement.

“Vendor”	shall have the meaning ascribed in the introductory paragraph to this Agreement;

“Vendor’s Solicitors”	means Wong & Partners of Level 41 — Suite A, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur.
1.2	In this Agreement, unless it is otherwise expressly provided:
(a)	whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;”

(b)	the words “hereof”, “hereto”, herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified;

(c)	the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders;

(d)	where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(e)	a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns;

(f)	a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto;

(g)	the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement;

(h)	headings are for convenience only and do not affect the interpretation of the provisions of this Agreement;

(i)	any Annexures or Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement;

(j)	the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either the Vendor or the Purchaser; and

(k)	if any term, condition, stipulation, provision, covenant or undertaking of this Agreement is or may become under any written law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:
(i)	such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

(ii)	the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Agreement shall remain in full force and effect; and

(iii)	the parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.
2.	Agreement for Sale
2.1	Subject to the terms and conditions contained in this Agreement, in consideration of the value attributable to the Property, which constitutes a portion of the Local Purchase Price (as defined in the LATA) and One Dollar U.S. (US$1.00) (receipt of which the Vendor hereby acknowledges) (collectively, the “Price”) and the mutual promises, covenants and undertakings contained herein, in the APA, the LATA and the Tenancy Agreement, the Vendor shall sell, and the Purchaser, shall purchase the Property. The Parties acknowledge that the Local Purchase Price will be paid to the Vendor upon the Closing (as defined in the LATA).

2.2	The Property is sold:
(a)	free from any Encumbrance;

(b)	with vacant possession in accordance with Section 10;

(c)	subject to all express conditions of title registered or to be registered on the separate issue document of title to be issued in respect of the Property which will not differ in any material respects (materiality being determined by Purchaser in its reasonable discretion) from the express conditions of title on the existing issue documents of title for the Land;

(d)	subject to the existing category of land use affecting the Property, namely the “industrial” category of land;

(e)	upon the basis that each of the representations and warranties set out or referenced herein are true and accurate in all respects; and

(f)	subject to its present state and condition on an “as-is where-is” basis.
3.	[Intentionally Omitted]
4.	Conditions
4.1	The Parties agree that the obligation to complete the transaction for the sale and purchase of the Property shall be conditional upon the fulfillment of all the following conditions (“Conditions”):
(a)	the approval of the Penang State Authority to the sale and transfer of the Property to the Purchaser or acknowledge that such approval is not required;

(b)	the removal by the Vendor of all Encumbrances from the Property;

(c)	the payment and settlement by the Vendor of all outstanding quit rent, rates, premiums, other outgoings or charges (if any) due and payable for the Property;

(d)	the amendment or deletion of the restriction on interest in respect of sub-division and the sub-division of the Land into 2 portions, in such manner so as to correspond to the demarcation in Annexure A such that upon such sub-division of the Land, there shall be a separate issue document of title issued in respect of the Property; and

(e)	the issuance of separate issue document of title in respect of the Property upon completion of subdivision of the Land.
4.2	The Vendor shall, at its own costs and expense, be responsible for the fulfillment of the Conditions in Section 4.1 above.

4.3	The Vendor shall submit its application for the following:
(a)	the approval of the Penang State Authority within thirty (30) days from the Closing Date;

(b)	the sub-division of the Land within thirty (30) days from the Closing Date.
4.4

Upon obtaining the approval for the subdivision of the title, the Vendor shall as soon as practicable surrender the original issue documents of title to the Land to facilitate the sub-division thereof and the issue of the new individual issue documents of title in respect of the Property and the remainder of the Land not forming part of the Property.

4.5	Each Party shall use its best endeavours to ensure the fulfillment of the Conditions for which it is responsible on or before the relevant Cut-Off Date, and shall grant all reasonable assistance to the other Party to assist it in fulfilling the Conditions for which the other Party is responsible including executing and providing relevant documents for that purpose. Each Party shall at all times keep the other Party informed of all matters relating to the approvals and without limit, must provide the other Party with copies of all correspondence in relation to the approval.

4.6	The Conditions have been inserted for the benefit of the Purchaser and the Purchaser may waive any or all of the Conditions at any time by notice in writing to the Vendor.

4.7	If any conditions or terms are imposed by any of the authorities in connection with any of the approvals obtained and such conditions or terms adversely affect one of the parties hereto (the “Affected Party”), the Affected Party shall be entitled to give notice to that effect in writing to the other Party within seven (7) Business Days from the date of receipt of notice of the said conditions or terms and the party who made the relevant application shall appeal to the relevant authority against such conditions or terms within seven (7) Business Days therefrom. In the absence of such notice given by the Affected Party, the Affected Party shall be deemed to have accepted the conditions or terms imposed. For the avoidance of doubt, where such Affected Party has given notice pursuant to this Clause, should such conditions or terms remain imposed or the appeal be rejected or remain outstanding on the Cut-Off Date, the Condition concerned shall be deemed to not have been fulfilled.

4.8	Except as otherwise specifically provided herein, the Parties agree that the provisions set out in Section 11.2 of the Tenancy Agreement shall govern the Parties’ obligations and rights in the event the Conditions are not fulfilled and/or waived by the expiry of the Cut-Off Date.
5.	Transfer Documents and Completion
5.1	The Vendor shall within fourteen (14) days from the date a separate issue document of title is issued in respect of the Property, execute the Transfer and deposit the Transfer Documents with the Purchasers’ Solicitors to hold and deal with in accordance with the provisions of this Section 5.

5.2	Upon receipt by the Purchaser’s Solicitors of the Transfer Documents, the Purchaser’s Solicitors are hereby authorised, at such time as it deems fit, to submit the Transfer to the stamp office for the purpose of adjudication and stamping of the same.

5.3	The Purchaser shall on receipt of the notice of the adjudication of the Transfer from the stamp office pay the amount of the stamp duty adjudicated and any penalties. The Parties agree that such stamp duty shall be allocated between the Parties in the manner provided in Section 12.2 below.

5.4	Subject to the fulfillment of all the Conditions, the Purchasers’ Solicitors are hereby authorised to cause the Transfer Documents to be presented to the Land Registry for the registration of the Transfer on the Completion Date. This sale and purchase transaction shall be deemed completed upon presentation of the Transfer to the Land Registry.
6.	Representations, Warranties and Covenants
6.1	The Vendor hereby undertakes, declares, represents, warrants and covenants with the Purchaser that:
(a)	as at the date hereof the Vendor is, and at the Completion Date Vendor shall be, the registered and beneficial owner of the Land and the Property and the Vendor has not created, and will not after the date of this Agreement create (except as may be permitted by the Tenancy Agreement but without limiting the Vendor’s obligations under Sections 2.2(a) and 4.2 hereof), any Encumbrance over the Property or any part thereof or transfer the Land or the Property to anyone or any entity other than Purchaser, and that, subject to obtaining the relevant approvals, the Vendor is entitled to transfer the Property to the Purchaser upon the terms and conditions of this Agreement;

(b)	as at the date hereof, there are neither claims adversely affecting the rights of the Vendor to possession or use of the Property nor the transfer of the Property from the Vendor to the Purchaser and, save for the occupation of the Property by the Purchaser pursuant to the Tenancy Agreement and any other rights granted in favor of the Purchaser pursuant to the Tenancy Agreement or any Related Agreement, the same shall be true upon the Completion Date;

(c)	The Vendor has been duly incorporated and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, has not taken any steps to enter liquidation and has not presented any petition for the winding up the Vendor, and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver and/or manager of the Vendor;

(d)

The Vendor has full power, authority and legal right to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any material agreement, commitment or other instrument to which the Vendor is a party or by which the Vendor may be bound or affected or violate any material law or any rule or regulation of any administrative agency or governmental body or any material order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Vendor or the Property;

(e)	As at the date hereof, the Vendor is not in breach, and shall not after the date of this Agreement commit any breach, of any express or implied condition of its title to the Property,

(f)	The Vendor is authorized and legally competent to execute, deliver and perform the terms of this Agreement; and

(g)	As of the date hereof, the Vendor has received no written notice of any condemnation, eminent domain proceeding, taking, or any other action, suit, claim, legal proceeding or any other proceeding affecting the Land, or any portion thereof under the Land Acquisition Act 1960 or otherwise, at law or in equity, currently pending or threatened before any court or governmental agency.
6.2	The Purchaser hereby undertakes, declares, represents and warrants with the Vendor that:
(a)	The Purchaser has been duly incorporated and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, has not taken any steps to enter liquidation and has not presented any petition for the winding up the Purchaser, and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver and/or manager of the Purchaser;

(b)	The Purchaser is authorized and legally competent to execute, deliver and perform the terms of this Agreement; and

(c)	The Purchaser has full power, authority and legal right to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any material agreement, commitment or other instrument to which the Purchaser is a party or by which the Purchaser may be bound or affected or violate any material law or any rule or regulation of any administrative agency or governmental body or any material order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Purchaser.
6.3	The Parties hereby acknowledge and agree that, save for the representations and warranties made by the Parties herein and in the Tenancy Agreement, LATA or

APA, the Parties (including, without limitation, any other persons or entities acting on behalf of either party), make no other representations and warranties with respect to the sale and purchase of the Property, express or implied, and the Property is sold by the Vendor and to be acquired by the Purchaser on an “as-is where-is” basis. To the extent any representation or warranties herein are inconsistent with any representations or warranties in the APA, the applicable representations or warranties in the APA, shall control.

7.	Acquisition of the Property
7.1	In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or any other authority having power in that behalf, between the date of this Agreement and the date upon which the Transfer is presented for registration at the Land Registry, to acquire all or a part of the Land and which affects any part of the Property, the Vendor shall notify the Purchaser forthwith on the Vendor receiving notice of the exercise of such rights or the taking of such steps. The Vendor and the Purchaser hereby agree that this Agreement shall remain in full force and effect notwithstanding such notice or action and thereupon:
(a)	the Vendor shall notify the government, or such other acquiring authority, of the interest of the Purchaser in the Property and the terms of this Agreement;

(b)	the Vendor shall in all matters concerning such acquisition do all acts and things as may be reasonably requested by the Purchaser (at the cost and expense of the Purchaser) for acquiring the best compensation payable; and

(c)	any compensation payable under such acquisition shall belong to the Purchaser as and when the same shall be paid, provided that any such compensation paid to or received by the Vendor shall be retained and held on trust by the Vendor on behalf of the Purchaser and the Vendor shall pay such sums to the Purchaser within fourteen (14) days from receipt of such sums.
7.2	Except to the extent resulting from the Vendor’s gross negligence or willful misconduct, the Purchaser hereby agrees to indemnify and keep the Vendor, and its agents, affiliates, employees and assigns (and their respective agents and employees) indemnified against all direct and indirect damages, costs and expenses and losses incurred by the Vendor from the carrying out of the acts and things as directed by the Purchaser pursuant to Section 7.1(b) above.
8.	Power to Caveat
8.1

The Purchaser shall, at any time after the date of this Agreement, be entitled at its own cost and expense to present and register a private caveat against the Property for the purpose of protecting its interest in the Property prior to the completion of this Agreement (including re-registration upon expiration or other withdrawal of any then existing registration of such private caveat).

8.2	The Purchaser agrees that where required, it shall withdraw the private caveat over the Land or the Property, as the case may be, if it shall be required to enable any of the Conditions to be fulfilled. The Purchaser further agrees that any delay caused in respect of obtaining the fulfillment of any Conditions by the Vendor, arising from the non-removal of the private caveat by the Purchaser shall extend the Cut-Off Date by such period of delay caused by the non-withdrawal of the private caveat.

8.3	The Purchaser shall also execute the relevant withdrawal of private caveat documents and deposit the same, together with the relevant fees for the withdrawal of private caveat, with the Purchaser’s Solicitors upon execution of this Agreement. For the avoidance of doubt, the Purchaser hereby authorises the Purchaser’s Solicitors to present the said withdrawal of private caveat documents with the relevant Land Office or Land Registry upon the termination of this Agreement or consummation of the Transfer pursuant to the terms of this Agreement.
9.	Real Property Gains Tax
9.1	The Vendor shall be responsible for paying and settling all real property gains tax (if any) payable on the disposal of the Property pursuant to this Agreement as may be assessed by the Director General of Inland Revenue under the provisions of the Real Property Gains Tax Act, 1976.

9.2	The Vendor and the Purchaser shall within thirty (30) days of the execution of this Agreement comply with Section 13 of the Real Property Gains Tax Act 1976 by submitting the relevant return forms to the Director-General of Inland Revenue and complying with all necessary directions that may be issued by him in respect thereof.

9.3	The Vendor shall indemnify and hold the Purchaser and its agents, affiliates, employees and assigns (and their respective agents and employees) harmless against all claims, costs, direct and indirect damages, fines or penalties which may be brought, suffered or levied against the Purchaser (or such other person) as a result of the Vendor not complying with any of the provisions of the Real Property Gains Tax Act 1976, including any claims by the Director-General of Inland Revenue arising from the Vendor’s default in payment of any real property gains tax payable on the disposal of the Property pursuant to this Agreement.
10.	Possession

The parties agree that prior to the Completion Date the Purchaser shall be in possession of the Property pursuant to the terms of the Tenancy Agreement and possession shall be deemed delivered to the Purchaser by the Vendor at 12.01 a.m. on the day immediately following the Completion Date.

11.	Quit Rent
11.1	All quit rent, rates, assessments, and other outgoings payable in respect of the Property shall be apportioned between the Vendor and the Purchaser as at the date of the delivery of possession in accordance with this Agreement and shall be paid to the party who is entitled to such apportionment within fourteen (14) days of its demand for the same.

11.2	Subject to the agreement set forth in Section 4.2 of the Tenancy Agreement regarding the apportionment of quit rent, rates, assessments and other outgoings payable in respect of the Property (the “Assessments”), the Vendor shall indemnify the Purchaser to the extent of the Vendor’s obligations in respect of such Assessments under the Tenancy Agreement, against any loss or penalty which may be imposed by the relevant authority in respect of any late or non-payment of any such Assessments due and payable for such period prior to the Completion Date.
12.	Costs
12.1	Each party shall bear its own solicitors’ costs of, and incidental to, the preparation of this Agreement.

12.2	The Purchaser and Vendor each shall be responsible for and shall pay fifty percent (50%) of all stamp duty and registration fees payable on this Agreement and the Transfer.

12.3

As of the date hereof, the parties acknowledge and agree that no goods and services tax, value added tax or any other like tax (“GST”) has been instituted by any Malaysian governmental authority. If, however, any such GST legislation is implemented during the Tenancy Term (as defined in the Tenancy Agreement) (“GST Legislation”) and any GST is payable as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Agreement by the Vendor or the Purchaser, it is the intent of the Parties that such GST be borne equally by the Vendor and the Purchaser. In such event, the Party responsible under applicable law for the remittance of such GST (the “GST Payor”) shall timely remit to the appropriate authority the full GST amount then-owning. Upon presentation to the other Party (the “GST Non-Payor”) of evidence of such GST assessment and the corresponding remittance by the GST Payor, the GST Non-Payor shall promptly reimburse the GST Payor for fifty percent (50%) of such GST amount (but exclusive of any fine, penalty or interest paid or payable in connection therewith due to a default of the GST Payor). The Vendor and the Purchaser agree to cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction, refund or exemption from GST. The GST Payor further covenants and agrees to use its reasonable efforts to obtain any available mitigation, reduction, refund or exemption from GST and, upon receipt or recovery of any portion of the aforementioned GST remittance, shall promptly pay to the GST Non-Payor of fifty percent (50%) of such recovered amount. For the avoidance of doubt, the Parties agree that any sum payable or amount to be used in the calculation of a sum payable expressed elsewhere in this Agreement has been determined without regard to and does not include amounts to be added on under this clause on account of GST.

13.	Communication

Any notice required or desired to be given regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the addresses for the Parties set forth below (or such other addresses as may be specified by a party hereto giving notice of same to the other party in accordance with this Section). Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.

To the Vendor

Agilent Technologies (Malaysia) Sdn. Bhd.

Bayan Lepas Free Industrial Zone

11900 Bayan Lepas

Penang

Attn: Mr Seah Teoh-Teh

Fax: +(65) 6822-8407

With copy to:

Agilent Technologies, Inc.

395 Page Mill Road

Palo Alto, CA 94306

United States of America

Attn: General Counsel

Fax: +1(650) 752 5742

To the Purchaser

Avago Technologies Pte. Limited

1 Yishun Avenue 7

Singapore 768923

Attn: Bien-Ee Tan

with a copy to:

Avago Technologies (Malaysia) Sdn Bhd

(Formerly known as Jumbo Portfolio Sdn Bhd)

Bayan Lepas Free Industrial Zone

11900 Bayan Lepas, Penang, Malaysia

Attn: Kong-Beng Saw

Kohlberg Kravis Roberts & Co.

9 West 57th St., Ste. 4200

New York, NY 10019

United States of America

Attn: William Cornog

14.	General Matters and Covenants

14.1 The parties shall give all such assistance and information to the other and execute and do and procure all other necessary persons or companies, if any, to execute and do all such further acts, deeds, assurances and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.

14.2 The Parties hereby agree that upon the Purchaser becoming the registered proprietor of the Property, the Parties will take such actions and execute such documents as shall be required to enable the Purchaser and the Vendor to each grant to the other, to the extent applicable pursuant to Part Seventeen of the National Land Code, 1965, registrable easements in respect of such rights set out in the SUA (as such term is defined in the Tenancy Agreement) which are capable of being granted thereunder and to cause the registration of the appropriate form with the relevant authority. The Parties acknowledge and agree that such grant of the easements may be subject to approvals being obtained from the relevant authority and the Parties agree that they will use their respective best endeavors and shall execute such documents as required so as to obtain such approvals from the relevant authority as soon as commercially practicable thereafter. For the avoidance of doubt, each Party hereby agrees that the registration of such easements granted in favor of the other by the other Party are for their benefit respectively and each further agree that the non-registration of such easement pursuant to the National Land Code, 1965 arising from the inability to obtain the approvals (or acknowledgment that such approvals are not required) from the relevant authority will not entitle the affected party to terminate this Agreement, but it no event shall any ultimate inability to register such easements invalidate or nullify the easements and rights granted or retained in the SUA.

15.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The Purchaser may assign or sublet all of its rights and obligations under this Agreement to any person, entity or organization, provided that the Purchaser also assigns all of its rights and obligations under the Tenancy Agreement and the Related Agreements to such person, entity or organization. The Vendor may assign its rights and obligations under this Agreement to any person, entity or organization, provided that (a) the

Vendor assigns all of its rights in the Land to such person, entity or organization, and (b) such person, entity or organization agrees in writing to assume and be bound by the terms of the Tenancy Agreement and the Related Agreements in place of the Vendor.

16.	Nature of Agreement
16.1	This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original, but such counterparts or duplicates shall together constitute one and the same agreement.

16.2	This Agreement, together with the APA, the LATA, the Tenancy Agreement and the other Related Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof. Each party acknowledges that, except as provided in the APA, LATA, the Tenancy Agreement and the other Related Agreements, there are no binding agreements or representations between the parties except as expressed or described herein or therein. No subsequent change or addition to this Agreement shall be binding unless in writing and signed by the Vendor and the Purchaser.

16.3	Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of the Vendor and the Purchaser. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of the Vendor or the Purchaser. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. The Vendor shall not become or be deemed a partner nor a joint venturer with the Purchaser by reason of the provisions of this Agreement.
17.	Law and Jurisdiction
17.1	This Agreement shall be governed and interpreted in accordance with the laws of Malaysia without reference to the choice of law principles thereof.

17.2

A party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee shall be made by unanimous vote of all members and shall be final and legally binding on the parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 17.3. Notwithstanding the foregoing, the parties shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

17.3	The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any party may be entitled at law or in equity. In addition, the parties agree that any disputes, claims or controversies between the parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia.

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

“Vendor”		“Purchaser”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia		AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD., (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia

By:		By:
Name:	Gooi Soon Chai	Name:	Kenneth Y. Hao
Title:	President of Agilent Malaysia & Singapore	Title:	Director

SIGNATURE PAGE — SALE & PURCHASE AGREEMENT (MALAYSIA)

EXHIBIT C

Penang Primary Parcel

Execution Version

SUBDIVISION AND USE AGREEMENT

THIS SUBDIVISION AND USE AGREEMENT (“Agreement”) dated as of                     ,            (the “Effective Date”), is entered into by and between AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia and having its registered address at Suite 1005, 10th Floor, Wisma Hamzah-Kwong Hing, No. 1, Leboh Ampang, 50100 Kuala Lumpur, Malaysia (“Agilent”), and AVAGO TECHNOLOGIES (MALAYSIA) Sdn. Bhd. (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia and having its registered address at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia (“Avago”). Agilent and Avago are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Agilent is the registered proprietor of two contiguous plots of real property (title details: PN 2826 Lot 4585, Mukim 12, Daerah Barat Daya and HSD 18825 PT 1687, Mukim 12, Daerah Barat Daya), consisting of approximately 63.48 acres of land and certain Improvements (hereinafter defined) thereon located (or to be located thereon pursuant hereto) at Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as generally shown on the site map (“Site Map”) attached hereto and incorporated herein by reference as Exhibit A (the “Penang Site”).

B. Agilent Technologies, Inc., a Delaware corporation and the indirect parent of Agilent (“ATI”), and Avago Acquisition Pte. Ltd., a company organized under the laws of Singapore and the parent of Avago (formerly known as Argos Acquisition Pte. Ltd.) (“AAP”), are party to that certain Asset Purchase Agreement dated as of August 14, 2005 (the “APA”), pursuant to which ATI has agreed to sell to AAP its semiconductor products business and related operations (the “Business”), upon the terms and conditions set forth therein and in the local asset transfer agreement to be entered into in connection therewith (the “LATA”) (collectively, the transactions as contemplated thereby, the “Business Sale”). As a part of the Business Sale, ATI intends to cause the Penang Site to be subdivided as shown on the Site Map as hereinafter described.

C. Subject to the satisfaction of certain conditions enumerated in that certain sale and purchase agreement between Agilent and Avago dated as of                     ,            , (such agreement, the “Property Sale Agreement”), Agilent has agreed to transfer to Avago 26.99 acres of the Penang Site, together with all Improvements situated thereon (the “Avago Lot Transfer”) as specified therein. The portion of the land at the Penang Site that shall be transferred to Avago is identified as the “Avago Lot” on the Site Map and shall include all Improvements located within the parameters of that portion of the Penang Site (the “Avago Lot”). Agilent has retained 36.49 acres of the Penang Site and all Improvements located thereon. The portion of the land at the Penang Site that has been retained by Agilent is identified as the “Agilent Lot” on the Site Map and includes all Improvements located within the parameters of that portion of the Penang Site (the “Agilent Lot”). The Agilent Lot and Avago Lot are each sometimes referred to herein as a “Lot” and, collectively, as the “Lots.”

D. During the period commencing on the closing of the Business Sale through the closing of the Avago Lot Transfer pursuant to the Property Sale Agreement, Agilent has granted to Avago a renewable tenancy with respect to the Avago Lot pursuant to that certain Primary Tenancy Agreement dated as of October 24, 2005 (the “Primary Tenancy Agreement”; and, with the Property Sale Agreement and this Agreement, the “Primary Parcel Agreements”).

E. In addition to the Primary Tenancy Agreement, Agilent has granted to Avago a tenancy with respect to certain additional premises located within Building 8 on the Agilent Lot pursuant to that certain Tenancy Agreement dated as of October 24, 2005 (the “Building 8 Tenancy”).

F. Concurrently with the execution of the APA, ATI and AAP entered into that certain Master Separation Agreement dated as of August 14, 2005 (the “MSA”), which provides for the allocation of costs relating to the provision by ATI to AAP of certain services as contemplated (but not necessarily specified) therein.

G. Agilent and Avago wish to memorialize their agreements regarding (i) the shared use of certain facilities, regardless of whether such facilities are located on the Agilent Lot or Avago Lot, (ii) the maintenance, repair, replacement and operation of the Penang Site, (iii) rights and duties regarding utilities, easements, use restrictions, parking, cross-access, security and various other aspects pertaining to the Penang Site, and (iv) the registration of this Agreement in the Land Registry (as defined in the Property Sale Agreement) as permitted under the National Land Code (Act 56 of 1965 as amended or re-enacted from time to time) and contemplated in the Property Sale Agreement upon consummation of the Avago Lot Transfer, all as further set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties agree as follows:

1. Certain Definitions.

(a) “Common Areas” shall mean those portions of the Penang Site that are not Building Areas. The Common Areas are intended for the non-exclusive use by the Parties in common with other users, and include without limitation, such areas as parking areas, driveways, sidewalks, landscaping, service areas and access roads as shown on the Site Map.

(b) “Common Area Improvements” shall mean all improvements to be made to the Common Areas or easements serving the Penang Site, including, without limitation, the following: (i) Parking Areas, sidewalks, and walkways; (ii) driveways and roadways providing access to, across, and around the Parking Areas; (iii) free-standing outdoor light fixtures; (iv) traffic and directional signs and markings, and the striping of Parking Areas; (v) sewer, gas, electrical, water, telephone and other utility mains, lines and facilities other than separate utility lines and facilities servicing such Party’s Lot; (vi) landscaping and retaining walls; (vii) improvements to or within the public streets adjacent to the Penang Site, except to the extent such improvements are maintained, repaired and replaced any governmental agency or public utility company; (viii) the types of improvements within the Common Areas as shown on the Site Map; and (ix) any other improvements made to the Common Areas in accordance with this Agreement.

(c) “CAM Costs” shall mean the costs incurred by the Operator in good faith in repairing, replacing, maintaining, operating, managing, providing security for and insuring the Common Areas and Common Area Improvements and all other costs incurred by the Operator in the operation of the Penang Site. CAM Costs shall include, without limitation, taxes of any kind levied or assessed on materials, equipment, supplies and services purchased exclusively for repair, maintenance and replacement of the Common Area Improvements; amounts paid to non-managerial employees and agents of the Operator for work performed at the Penang Site in the repair, maintenance or replacement of the Common Areas Improvements; fees for required licenses and permits to operate, maintain, repair or replace the Common Areas in accordance with this Agreement; and reasonable rental costs of equipment used in the operation, repair, replacement and maintenance of the Common Area Improvements; and the Maintenance Fee.

(d) “Gross Building Area” shall mean the total area of all floors, measured in square feet, of a building enclosed by the outside surface of exterior walls thereof. The square footage of the floor area of mezzanines shall be included in Gross Building Area.

(e) “Improvements” shall mean all buildings and improvements located on the Lot, and all fixtures, machinery, and equipment attached thereto, all parking lots, driveways, pavings, access cuts, lighting, landscaping, sidewalks, fences, ponds, wetlands, ditches, flumes, water, water rights, reservoirs, and site improvements of any kind (if any) situated upon the Lot; and all right, title and interest, if any, of a Party in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in from of or adjoining the Lot.

(f) “Law” shall mean any present or future judicial decision, statute, constitution, ordinance, resolution, regulation, rule or administrative order, of any local or state governmental authority of Malaysia having jurisdiction over the Parties, the Lots or the Penang Site.

(g) “Non-Defaulting Party” shall mean any Party who is not in default of any of its obligations under this Agreement.

(h) “Operator” shall mean the Person responsible for the maintenance of the Common Areas and Common Area Improvements. Agilent shall be the initial Operator. The terms “Former Operator” and “New Operator” are defined in Section 6(d) below.

(i) “Operator Parcel” shall mean a parcel owned by the Operator.

(j) “Parking Areas” shall mean those portions of the Common Areas shown on the Site Map as being striped for parking as well as drive aisles within or adjacent thereto, and shall include any enlargement of, addition to or permitted change in such drive aisles and/or striped portions of the Common Areas.

(k) “Permittees” shall mean and refer to the Parties and the tenants and subtenants of either Party, their respective successors and assigns, and their respective employees, officers, partners, members, directors, shareholders, agents, contractors, customers, visitors, invitees, licensees, subtenants and concessionaires.

(l) “Person” or “Persons” shall mean and include individuals, partnerships, firms, associations, joint ventures, business trusts, corporations, or any other form of business entity.

(m) “Proportionate Share for each Lot” shall mean that certain fraction calculated by dividing (i) the total Gross Building Area within (or deemed within) such Lot by (ii) the total Gross Building Area within (or deemed within) all Lots within the Penang Site.

(n) “Reconciliation Statement” shall mean such Statement described in Section 5(b)(i) below.

(o) “Utilities” shall mean any and all utilities and related equipment, lines, services, enclosures and supporting facilities serving the Penang Site, including, without limitation, pipelines, electrical lines, communication and data lines and equipment of all kinds, fire protection systems, water lines, compressed air lines, fire alarm systems, public address and sound systems, boilers, chilled water lines, emergency generators facilities, radio communication systems and any other utility necessary or convenient for the operation of the Penang Site and facilities located thereon, but excluding sewer and drainage lines.

2. Common Use Facilities.

(a) The following facilities, located as identified on the Site Map, constitute the common use facilities (the “Common Use Facilities”):

(i)	Sports Complex;

(ii)	Clinic;

(iii)	Kitchen; and

(iv)	Convenience Store.

(b) The following facilities, located as identified on the Site Map, constitute the temporary common use facilities (the “Temporary Common Use Facilities”):

(i)	Main Cafeteria Dining Area;

(ii)	Site Data Center;

(iii)	Main Lobby;

(iv)	FGI Warehouse;

(v)	Incoming Store;

(vi)	Site Logistics Area;

(vii)	Logistics Office;

(viii)	Procurement Store;

(ix)	SMI Area; and

(x)	Oracle Support Area.

(c) The Parties shall allow free and unobstructed flow of pedestrian traffic within, and to and from, the Common Use Facilities and the Temporary Use Facilities. If any of the Common Use Facilities or Temporary Common Use Facilities are not free-standing buildings on a Lot, to the extent necessary to access said facilities the Parties hereby grant access to the Common Area hallways, stairways and elevators designated as such by Agilent or Avago within the buildings in which such facilities are located for the sole purpose of accessing same. The right to access and use the Temporary Common Use Facilities shall terminate on the earlier of (i) September 30, 2006, or (ii) the date of completion of the planned separation for each such facility. All costs and expenses relating to such separation shall be allocated in accordance with the MSA. The right of access to, and use of, any Common Use Facility granted herein may be terminated by the Party on whose Lot such facility is located any time after the first anniversary of this Agreement by providing at least 270 days prior written notice of the intended cessation to the other Party (“Cessation Notice”). This Agreement shall continue with respect to such Common Use Facilities which are not specifically terminated by delivery of a Cessation Notice until such time as a Cessation Notice is delivered with respect to any remaining Common Use Facilities.

3. Services and Utilities.

(a) Services to be Provided. In connection with the operation of some of the Common Use Facilities and Temporary Common Use Facilities, the Parties agree to provide to each other, or cause to be provided to both Parties, the various day-to-day services set forth on Exhibit B hereof relating to such facility, which services may be amended to include additional services as the Parties may from time to time agree (collectively, the “Services”). The costs and expenses incurred to provide such Services, plus a reasonable and customary fee as established from time to time by the Parties (the “Services Costs”), shall be allocated between the Parties, based on a budget to be established pursuant hereto with the Services Costs allocated between the Parties in accordance with the applicable allocation method set forth on Exhibit B hereto.

(b) Budget; Payment. Within thirty (30) days following the Effective Date and thereafter at least sixty (60) days prior to January 1 of each calendar year thereafter in which a Party is responsible for providing any Service, such Party shall devise and deliver to the other Party a budget on a monthly basis for such calendar year that sets forth the estimated costs relating to the provision of the Service. Within thirty (30) days of such delivery, the Parties shall work together to resolve any issues raised by either Party and shall finalize such budget by the commencement of the relevant calendar year. The Parties agree to pay their allocated share of such costs within thirty (30) days of receipt of a statement for such item. An administrative fee equal to five percent (5%) of such fees shall be included in the monthly invoice.

(c) Standard of Services. The Parties acknowledge that it is impracticable to define the full scope of each Service to be provided pursuant hereto. As a result, each Party hereby agrees to use its good faith, commercially reasonable efforts to ensure that any Service required to be provided hereunder shall be provided, to the fullest extent possible, in a manner consistent with the provision of any comparable service provided at the Penang Site to Agilent or ATI, as the case may be, immediately prior to the Effective Date.

(d) Termination of Services. The provision of any Service may be terminated without cause and the level or scope of the Service may be materially modified by the Party providing such Service upon 180 days prior written notice to the other Party and the obligation to provide a Service shall automatically terminate upon the termination of the right to use the related Common Use Facilities or Temporary Common Use Facilities pursuant to Section 2(c) above. Such cessation or modification shall result in a pro rata adjustment to the fees payable with respect thereto.

(e) Separation of Utilities. The Parties agree that the Utilities serving each Lot are intended to be separated in connection with the Business Sale as part of the separation matters contemplated under the MSA. It is the intent and agreement of the Parties to separate the Utilities as soon as possible following the Effective Date and in any event no later than July 31, 2006. The Parties agree to undertake such actions and execute such documents as are reasonably required in connection therewith. All costs and expenses incurred for such separation of Utilities shall be allocated between the Parties in accordance with the MSA. Prior to completion of the separation of the Utilities, the Parties shall allocate the cost of any such Utilities which are not separately metered for each Lot (or a building within a Lot) between themselves based upon each Party’s Proportionate Share of the Gross Building Area of the Penang Site. As of the Effective Date, the Parties agree that the Gross Building Area on the Agilent Lot is 831,000 and on the Avago Lot is 401,000.

4. Easements.

(a) Ingress, Egress and Parking Easements. For the benefit of the respective Lots and the Parties, and their respective lessees, sublessees, employees, licensees, customers and business invitees, each Party establishes as an appurtenance to its respective Lot non-exclusive easements and rights of way (i) for pedestrian ingress to and egress from the Common Areas within the Lots; (ii) for vehicular ingress to and egress from the Common Areas within the Lots; and (iii) for temporary parking on the Parking Areas within the Lots. The easement for temporary parking on the Lots shall consist of the right to utilize a number of parking spaces on the other Party’s Lot as follows: (a) the aggregate number of parking spaces available to such Party (on its own Lot and the other Party’s Lot) shall equal a percentage of the total parking spaces available for use on the Penang Site (the “Parking Allocation”), and (b) the Parking Allocation shall be determined by dividing (x) the total square footage of all improvements on such Party’s Lot, by (y) the total square footage of all Improvements on the Penang Site. Nothing contained in this Agreement shall be deemed to prevent (a) the installation and maintenance of the Common Area Improvements or (b) changes in the Common Areas in accordance with this Agreement; provided, however, except with the prior written consent of the other Party, neither Party shall reduce the number of parking spaces located on its Lot as of the Effective Date. Each Party further agrees to add parking space sufficient to accommodate reasonably anticipated additional parking needs generated by any further development of its respective Lot.

(b) Sewer Line Utility Easement. For the benefit of the respective Lots and the Parties, each Party hereby grants, as an appurtenance to its respective Lot, a perpetual non-exclusive easement across, over, and under the Common Areas, including, without limitation, the right to install, maintain, use, repair and replace underground pipes, ducts, conducts and wires for the purpose of transmitting and distributing sewer and drainage line; provided, however, that no such public utilities and installations shall be located above the surface of the Common Areas of any parcel, except for such above ground appurtenances as are reasonably necessary for the proper functioning or maintenance of such utility installation. Each Party shall be responsible for the maintenance and repair of the portion of the sewer and drainage that runs under its respective Lot. If a Party has not addressed the need for repair of a portion of the sewer or drainage line running under its Lot within a reasonable time period (determined on a case-by-case basis, depending on the specific repair need) after written notice of such from the Non-Defaulting Party, the Non-Defaulting Party may take such actions as shall be reasonably required to complete such repair. All reasonable costs and expenses relating to the repair and maintenance of the sewer and drainage line by the Non-Defaulting Party’s Lot shall be allocated between the Parties based on the same allocation method as set forth in Exhibit C for allocation of sewer line maintenance and repair, provided, however, that the Non-Defaulting Party shall be reimbursed a 10% administrative fee for handling the repair.

(c) License and Right to Use Easements. It is the intent of the Parties to grant to each other perpetual easements as set forth in Sections 4.A and 4.B. above. The Parties acknowledge, however, that prior to the transfer of Agilent’s interest in the Avago Lot to Avago pursuant to the Property Sale Agreement, Avago does not hold a legal interest in the Avago Lot under which it can grant such easement rights to Agilent. Therefore, so long as Avago’s interest in the Avago Lot is a tenancy under the Primary Tenancy Agreement (or any successor tenancy or sublease agreement), the easements hereunder intended to benefit Agilent and the Agilent Lot shall currently be deemed rights retained by Agilent as landlord under the Primary Tenancy Agreement and shall automatically be deemed easements granted by Avago to Agilent upon the consummation of the transfer of Agilent’s interest in the Avago Lot to Avago pursuant to the Property Sale Agreement.

(d) Registration of Easements. Each Party agrees, for itself and its successors and assigns, that it shall execute such documents in registerable form as may be reasonably necessary to effectuate the provisions of this Section 4, including, without limitation, any documents granting easements, licenses and similar rights to utility companies and governmental bodies or agencies thereof. The Parties agree to take such actions so as to enable the registration of easements so granted hereunder pursuant to the provisions of the National Land Code, 1965, and for such registered easements to be effective for the duration of this Agreement, as provided herein. In the event the grant of the easements hereunder is subject to approval from the relevant authorities and the Parties agree that they shall take such reasonable actions and execute such documents so as to obtain such approvals from the relevant authority as soon as commercially practicable. For the avoidance of doubt, each Party hereby agrees that the registration of such easements granted in favor of the other by the other Party are for their benefit respectively and each further agree that the non-registration of such easement pursuant to the National Land

Code, 1965 arising from the inability to obtain the approvals from the relevant authority shall not entitle the affected Party to terminate the easements and rights of way granted hereby.

(e) No Other Use. The Common Areas shall not be used for any purpose or by any Person not permitted by this Agreement.

5. Maintenance of Common Areas.

(a) Common Area Maintenance. Except for work required of any Party hereunder, Operator shall maintain or cause to be maintained the Common Areas and Common Area Improvements in a good, clean and first-class condition, consistent with past practice, such maintenance to include, without limitation, the following:

(i) Maintenance, repair and replacement of all paved surfaces, in a level, smooth, and evenly covered condition with the type of surfacing material originally installed or such substitute as shall in all respects be at least equal to such original material in quality, use, appearance, and durability;

(ii) Maintenance, repair and replacement of all curbs, curb-cuts, gutters, walkways and retaining walls;

(iii) Painting and striping of all Parking Areas;

(iv) Placement, maintenance, repair and replacement of all necessary appropriate directional signs, markers and lines, and maintenance, repair and replacement of any artificial lighting facilities, including the replacement of fixtures and bulbs;

(v) Provision of water for the landscaping in the Common Areas;

(vi) Maintenance of all landscaped areas and replacement of shrubbery and planting, and flowers including weeding, pruning and fertilizing, and repairing automatic sprinkler systems;

(vii) Removal of all paper, debris, filth, refuse, including thorough sweeping in the Common Areas necessary to keep the Common Areas in a clean and orderly condition;

(viii) Compliance with all applicable requirements of governmental agencies pertaining to the Common Area and Common Area Improvements, including, without limitation, any alterations or additions required to be maintained in or about the Common Area under any laws, statutes, regulations or requirements now or hereafter adopted and made applicable to the Common Areas;

(ix) To the extent deemed reasonably necessary by the Operator, provision of individuals to supervise traffic at entrances and exits to the Penang Site as conditions reasonably require in order to maintain orderly and proper traffic flow in the Penang Site;

(x) To the extent deemed reasonably necessary by the Operator, provision of on-site security personnel during the hours that the Penang Site is open for business to the public or periodic patrol by security personnel during the hours that the Penang Site is closed;

(xi) Collection of each Party’s Proportionate Share of CAM Costs, to the extent the Operator believes, in its good faith judgment, that the collection efforts are worthwhile; and

(xii) Retention of records of the grading and drainage plan and other plans and specifications for the installation of the Common Area Improvements, and approval or disapproval of the quality of Common Area Improvements to be constructed.

(b) Each Party shall furnish, at its sole cost and expense, all electricity for the lighting of the Common Areas within such Party’s Lot. Each Party shall comply with all rules and guidelines established by the Operator with respect to such lighting systems including, without limitation, the times during which such lighting systems are to be operated.

6. Payment of CAM Costs.

(a) Costs and Payment. The Operator shall pay for CAM Costs out of monies collected from the Parties and the Operator shall have no obligation to advance CAM Costs or other expenses. The annual CAM Costs payable hereunder shall be estimated by the Operator in its reasonable discretion based on the anticipated costs and expenses over the forthcoming twelve (12) month period and shall be allocated between the Parties as provided on Exhibit C hereto. The estimated CAM Costs shall be paid in advance by each Party as the Operator shall direct, but not more frequently than monthly or less frequently than annually. The amount of each payment may be adjusted from time to time by the Operator based upon the Operator’s reasonable expectation of a change to the estimated CAM Costs. The Operator shall true up actual to budgeted expenses as soon as reasonably practical after the end of the year and send out a statement reflecting any adjustments required (the “Reconciliation Statement”). If the payments made by a Party during a calendar year exceed the actual amount required for the performance of the obligations hereunder for such calendar year, at the Operator’s option such excess shall be (i) credited to CAM Costs next due from such Party hereunder; (ii) refunded to the Party; (iii) applied, for the benefit of the Penang Site, to a reserve account for future contingencies, if such application is reasonably deemed necessary by the Operator; or (iv) all or any combination of clauses (i), (ii) or (iii) above. If the Reconciliation Statement shows that an additional sum is due to the Operator, such Party shall pay such sum to the Operator within thirty (30) days after the date the Reconciliation Statement was mailed.

(b) Records. The Operator or its designees shall keep and maintain complete, accurate and customary records and books of account of the CAM Costs for one (1) year after the end of the calendar year to which such records and books of account pertain. The Operator may destroy any records after such one-year period, unless there is an active dispute over CAM Costs for the year that would then be subject to destruction. A Party or its representative shall have the right, at such Party’s sole expense, to audit the Operator’s books and records showing CAM Costs upon at least ten (10) business days prior written notice and during normal working days and hours at any time within one hundred eighty (180) days following the Operator’s delivery of the Annual Statement. Such Party shall pay all fees and expenses of such audit unless the audit discloses that Operating Expenses were overstated by the Operator by five percent (5%) or more, in which case the Operator shall pay all reasonable fees and expenses of such audit.

(c) Operator’s Failure to Maintain Common Areas. If the Operator is in material default in the performance of its obligations as the Operator, then Avago shall have the right to give the Operator written notice of such default specifying the particulars in respect to which the Operator’s performance is deemed to be a material default. If at the end of a thirty (30) day period from receipt of such notice, the Operator’s material default has not been corrected, then Avago shall have the right to remove the Operator, effective upon written notice, and to assume the obligations of the Operator or appoint a New Operator pursuant to Section 6(d) below. In such event, the reasonable costs so incurred by Avago with respect to the replacement of the Operator shall be included in the CAM Costs payable by all Parties and reimbursed to Avago by the Operator from monies received through CAM Costs payments by the Parties. In the event that (x) a New Operator is engaged pursuant to Section 5(d) below which is not affiliated with either Party, and (y) Agilent (or an affiliated entity) remains the owner of the Agilent Lot, the Parties shall negotiate in good faith towards mutually-acceptable rights with respect to the removal of such New Operator for failure to perform and, upon any agreement relating thereto, the Parties shall amend this subsection (c) accordingly.

(d) Replacement of Operator. Upon resignation or removal of the Operator (“Former Operator”), the Parties shall select and engage a new operator (“New Operator”), who need not be a Party. On the effective date of the resignation or removal, the Former Operator shall be released from all subsequent duties, obligations and responsibilities imposed upon the Operator by this Agreement, and the New Operator shall assume such subsequent duties, obligations and responsibilities as the Operator. Such takeover shall not relieve the Former Operator of any of its other duties, obligations or responsibilities as a Party under this Agreement. Upon any such takeover, the Former Operator shall transfer to the New Operator (i) all prepaid CAM Costs not previously spent or reserved by the Former Operator to pay CAM Costs already incurred or Maintenance Fees already earned, and (ii) copies of all applicable books and records relating to the operation and maintenance of the Common Areas and construction of Common Area Improvements. The Former Operator shall provide any and all information and documentation to effectuate the transfer of responsibility, including, without limitation, notification to insurers and transfer or termination of insurance policies and service contracts. Such transfer of the maintenance and operation of the Common Area shall not (i) obligate any Party to pay any cost or expense in respect to the maintenance and operation of the Common Area and Common Area Improvements except such Party’s Proportionate Share of CAM Costs, (ii) relieve either Party of its obligations to pay its respective Proportionate Share, or (iii) relieve the Former Operator from any liability or responsibility with respect to the operation and maintenance of the Common Areas and Common Area Improvements prior to such transfer. The Former Operator shall be entitled to collect from the Parties any unpaid amounts to which the Former Operator is entitled under this Agreement. If Agilent is the Operator, then upon sale of the Agilent Lot to an unaffiliated third party, Agilent shall resign as the Operator and Avago shall have the right to become the New Operator or name a third party to so act. At such time as neither Agilent nor Avago own a Lot at the Penang Site, the New Operator shall be either the successor to the last of Agilent or Avago to own a Lot at the Penang Site or a third party designated by such successor.

(e) Entrances.

(i) Each Party shall maintain and repair at its sole cost and expense all present and future entrance buildings on its respective Lot that provide access to the Penang Site. Each Party shall be entitled to relocate, abandon or add entrance facilities to its Lot as it deems appropriate; provided, however, no such relocation, abandonment or addition shall unreasonably interfere with, restrict or impair the utilization of the Penang Site by the other Party.

(ii) Subject to applicable Law, each Party shall have rights to install, maintain and repair equal signage at all entrances to the Penang Site located on the other Party’s Lot.

7. Use Restrictions. Except with the prior written consent of the owner of the other Lot or as otherwise may be provided in any Primary Parcel Agreement, the Parties agree that neither Lot may be used so as to create (a) an environmental hazard or nuisance that is in violation of any applicable Law, (b) any other burden that requires additional utilities or other improvements to the Penang Site, unless such additional burden, including any added cost to operate, remedy or maintain the same, is assumed in writing by the party adding the burden, or (c) a use or condition not specifically allowed as a “primary” use under the then-applicable zoning regulations applicable to the Lot in question. Additional buildings or expansion of existing buildings may be placed on either Lot by the owner thereof; provided, however, any additional burdens on parking, the sewer and drainage lines, entrance gates or other services or facilities on the Penang Site shall be exclusively mitigated and paid for by the Party adding such improvements. The Parties further agree to screen from view or locate material and waste storage facilities so as to minimize the visual impact of such items.

8. Right of First Offer. In the event that a Party (for the purpose of this Section 8, the “Seller”) should decide that it wishes to sell all or any portion of its Lot (the “Sale Lot”) to an unaffiliated third party, other than in connection with the sale of all or substantially all of the business assets or operations located on such Party’s Lot to the same purchaser of the business assets or operations or an affiliate of such purchaser as is buying the Sale Lot, the non-selling Lot owner (the “Buyer”) shall have the right of first offer (the “Right of First Offer”) with respect to the purchase of the Sale Lot from the Seller before any offer of the Lot is made to third parties. The Right of First Offer shall be exercised in such manner and subject to such terms and conditions as are set forth in this Section 8. A Sale Lot shall not be transferred to an unaffiliated third party without the prior written consent of the Buyer hereto or otherwise in strict compliance with the provisions of this Section 8. For the purposes of this Section 8, the “Purchase Price” shall mean such amount as is designated by the Seller (the “Seller’s Offer”) in a written notice to the Buyer advising the Buyer of its interest in selling the Sale Lot and designating, in addition to Purchase Price, the Sale Lot, proposed closing date, and any other material conditions or restrictions intended to govern the sale of the Sale Lot. If the Buyer wishes to enter into a contract for the purchase of the Sale Lot offered for sale in the Seller’s Offer, the Buyer shall so inform the Seller in writing and the Parties shall negotiate in good faith to execute a contract for the sale and purchase of the Sale Lot within thirty (30) days after the election is received by the Seller. Such contract shall provide for closing of the sale within sixty (60) days of the contract date. If the Buyer does not so notify the Seller in a timely manner of its election to enter into a contract for the purchase of the Sale Lot pursuant to Seller’s Offer, the Seller shall be free to offer the Sale Lot to an unaffiliated third party purchaser, on terms no less favorable to the Seller than those set forth in the Seller’s Offer. If the Seller does not thereafter complete a sale of the Sale Lot within nine (9) months following Buyer’s lack of acceptance of Seller’s offer on terms no less favorable to the Seller than are set forth in the Seller’s Offer, any sale of the Sale Lot or any part thereof shall again be subject to all terms of this Section 8 as though the Sale Lot had not previously been offered to the Buyer. At any time, the Buyer may request in writing and shall be entitled to receive a copy of any contract, closing document or other written instrument pertaining to the sale to any third party by the Seller of a Sale Lot. If the Seller has strictly complied with the terms of this Section 8, at the Seller’s written request in connection with the closing of a sale of a Sale Lot, the Buyer shall affirm in writing to any interested party that the Seller has complied with the terms of this Section 8.

9. Duration of Agreement. Except as specifically otherwise set forth herein, the agreements, easements, restrictions, rights, obligations and duties contained in this Agreement shall be perpetual.

10. Warehouse. Agilent hereby covenants and agrees that it shall construct, or cause to be constructed, a new warehouse building on the Avago Lot in the approximate location identified on the Site Map (the “New Warehouse”). The Parties intend such New Warehouse to replicate for Avago the warehouse facilities located on the Agilent Lot which were utilized by Agilent in connection with the Business prior to the closing of the Business Sale. The New Warehouse shall be constructed utilizing new materials in manner, size (both cubic and square feet) and quality of materials and workmenship consistent with Agilent’s existing warehouse facilities and complying with all applicable laws and zoning and building codes. All costs and expenses relating to the construction of the New Warehouse shall be allocated between the Parties in accordance with the MSA.

11. Indemnification.

(a) Each Party that enters the Lot of the other Party pursuant to the exercise of the rights granted herein (“Indemnitor”) covenants and agrees to indemnify, defend and hold harmless the other Party and Permittees (collectively, an “Indemnitee”) from and against all claims, costs, expenses and liability (including reasonable attorneys’ fees and cost of suit incurred in connection with all claims) including any action or proceedings brought hereon, arising from or as a result of the death of, or any accident, injury, loss, claim, liability, cost or damage whatsoever caused to any person, property or entity, which shall occur on the Lot or portion thereof owned by such Indemnitee, except for claims caused by the gross negligence or willful misconduct of such Indemnitee or its Permittees wherever the same may occur. In no event shall either Party be liable to any Indemnitee under this Agreement for any consequential (including, without limitation, any injury to such Indemnitee’s person or business or loss of income or profit therefrom), punitive, exemplary or special damages.

(b) Each Party (the “Releasor”) hereby releases and waives for itself and on behalf of its insurer, the other Party (the “Releasees”) from any liability for any loss or damage to all property of such Releasor located upon any portion of the Penang Site, which loss or damage is of the type generally covered by fire and casualty insurance with all available extended coverage endorsements, irrespective of any negligence on the part of the Releasees which may have contributed to or caused such loss, or of the amount of such insurance required or actually needed, appropriate endorsements to its policies of insurance with respect to the foregoing release; it being understood, however, that failure to obtain such endorsements shall not affect the release hereinabove given.

12. General Provisions.

(a) Coordinating Committee.

(i) Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Agilent and two (2) of which shall be appointed by Avago. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party. So long as Agilent and Avago are the owners of the Lots (or Avago is the tenant under the Primary Tenancy Agreement (or any successor agreement)), this Coordinating Committee shall be the same one provided for under the Primary Parcel Tenancy Agreement.

(ii) Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:

(A) act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(B) subject to Section 12(b), seek to resolve disputes; and

(C) undertake such other functions as the Parties may agree in writing.

(b) Disputes and Governing Law.

(i) This Agreement shall be governed by and construed in accordance with the laws of Malaysia, without reference to the choice of law principles thereof.

(ii) Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 12(b) shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 12(b)(iii). Notwithstanding the foregoing, Agilent and Avago shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

(iii) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia.

(c) Waiver. One Party’s consent to or approval of any act by the other Party requiring the first Party’s consent or approval shall not be deemed to waive or render unnecessary the first Party’s consent to or approval of any subsequent similar act by the other Party. No delay or omission in the exercise of any right or remedy accruing to either Party upon any breach by the other Party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or hereafter occurring. The waiver by either Party of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

(d) Force Majeure. Any prevention, delay, or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either Party to perform shall excuse the performance by such Party, for a reasonable period not to exceed the period of any said prevention, delay, or stoppage, of any obligation hereunder.

(e) Notices. Any notice required or desired to be given regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the following addresses for the Parties (or such other addresses as may be specified by a Party hereto giving notice of same to the other Party in accordance with this Section):

If to Agilent:	Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia
Attention: Mr. Seah Teoh-Teh

With copy to:	Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306
United States of America
Attention: General Counsel

If to the Avago:	Avago Technologies Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attn: Bien-Ee Tan

With copy to:	Avago Technologies (Malaysia) Sdn Bhd
(Formerly known as Jumbo Portfolio Sdn
Bhd) Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attn: Kong-Beng Saw

- and -

Kohlberg Kravis Roberts & Co.
9 West 57th St., Ste. 4200
New York, NY 10019
United States of America
Attn: William Cornog

Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the Party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.

(f) Miscellaneous. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Avago and Agilent. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of Avago or Agilent. Neither Party shall become or be deemed a partner nor a joint venturer with the other by reason of the provisions of this Agreement.

(g) Rules of Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(iii) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(iv) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(v) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(vi) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(vii) Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(viii) Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.

(ix) The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Avago or Agilent.

(h) If any term, condition, stipulation, provision, covenant or undertaking of this Agreement is or may become under any written Law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then: (i) such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability; (ii) the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Agreement shall remain in full force and effect; and (iii) the Parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking. In the event that the perpetual term contemplated herein is not enforceable, the Parties agree to take such action to extend the term hereof as shall be permitted by law or to immediately enter into a new agreement on the same terms and conditions as set forth herein, effective as of the expiration of the enforceable term of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Agilent”		“Avago”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia.		AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia

By:		By:
Name:	Gooi Soon Chai	Name:	Kenneth Y. Hao
Title:	President of Agilent Malaysia & Singapore	Title:	Director